SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: May 22, 2003 (Date of earliest event reported)

TIVO INC.

(exact name of registrant as specified in its charter)

Delaware	Commission File: 000-27141	77-0463167
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

2160 Gold Street

P.O. Box 2160

Alviso, California 95002

(Address of Principal executive offices, including zip code)

(408) 519-9100

(Registrant’s telephone number, including area code)

ITEM 5. OTHER EVENTS

On March 22, 2003, we announced financial results for our first quarter ended April 30, 2003.

We added approximately 79,000 new subscriptions in the first quarter, compared to 42,000 subscriptions in the first quarter of last year, bringing the total subscription base to approximately 703,000 as of April 30, 2003.

Total service and technology revenues were $16.1 million in the first quarter, a 63% increase over the $9.9 million of total service and technology revenues reported in the first quarter of last year. Net revenues were $28.5 million, more than double the $13.0 million of net revenues reported in the first quarter of last year. TiVo’s net loss for the quarter was $7.9 million, or $(0.12) per share, less than one quarter of the $35.2 million, or $(0.74) per share, net loss recorded in the same period last year.

The launch of Home Media Option in the quarter contributed to strong revenue growth. The premium feature package promises to transform TiVo from a digital video recording device to an entertainment center that allows entertainment enthusiasts to effortlessly enjoy video, digital music and photos throughout the home.

Earlier this month, we announced that we will offer a new introductory service level, TiVo Basic service. This service will provide licensees the opportunity to include entry-level DVR functionality with high-value integrated products such as a combined DVD/DVR. Our licensee Toshiba is the first to announce an integrated product with the TiVo Basic service included. Toshiba’s SD-H400 integrated DVD with TiVo is expected to be available in retail later this year. This will be one of the first products available at retail that offers a program guide and basic DVR functionality in a product that is capable of upgrade to the full TiVo service offering and networked home entertainment, making this the most advanced integrated DVR product on the market.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	April 30, 2003	April 30, 2002
Service revenues	$12,702	$8,216
Technology revenues	3,366	1,644

Service and Technology revenues	16,068	9,860
Hardware sales	14,809	3,780
Rebates, revenue share & other payments to channel *	(2,357)	(600)

Net revenues	28,520	13,040
Cost of revenues	7,803	5,453
Cost of hardware sales	14,178	3,665

Gross profit (loss)	6,539	3,922

Research and development	5,472	5,002
Sales and marketing	3,999	30,777
General and administrative	3,778	3,759

Operating loss	(6,710)	(35,616)

Interest and other expense, net	(1,160)	2,107
Preferred stock dividend and accretion		(220)
Accretion to redemption value of convertible preferred stock		(1,445)
Provision for taxes	(12)	—

Net loss attributable to common stock	$(7,882)	$(35,174)

Net loss per share—basic and diluted	$(0.12)	$(0.74)

Shares used in per share computation	64,021	47,344

Other Data
TiVo Service Subscriptions Net Additions	37	24
Service Provider Subscriptions Net Additions	42	18
Total Subscriptions Net Additions	79	42
TiVo Service Cumulative Subscriptions	433	270
Service Provider Cumulative Subscriptions	270	152
Total Cumulative Subscriptions	703	422
% of Cumulative Subscriptions paying recurring fees	34%	34%
Depreciation, amortization and other non-cash charges	2,137	14,096
Change in deferred revenue	1,444	11,777

* Reflects TiVo’s adoption of EITF 01-09, a new accounting rule which requires that certain sales & marketing expenses be treated as an offset to revenues rather than as sales and marketing expense.

TIVO INC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	April 30, 2003	January 31, 2003
ASSETS
Cash, cash equivalents and short-term investments	$39,657	$44,201
Accounts receivable, net	6,328	5,839
Accounts receivable—related parties	887	1,271
Inventories	5,269	7,273
Prepaid expenses and other	3,519	3,768
Prepaid expenses and other—related parties	7,827	7,825
Property and equipment, net	11,059	12,143

Total assets	$74,546	$82,320

LIABILITIES & STOCKHOLDERS’ DEFICIT
Accounts payable and accrued liabilities	$30,184	$33,023
Accounts payable and accrued liabilities—related parties	1,978	3,359
Deferred revenue	58,906	56,373
Deferred revenue—related parties	4,988	6,077
Convertible notes payable, long term (Face Value $ 10,450,000)	4,692	4,265
Convertible notes payable—related parties, long term (Face Value $10,000,000)	4,329	3,920
Total stockholders’ deficit	(30,531)	(24,697)

Liabilities & stockholders’ deficit	$74,546	$82,320

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements. These statements relate to, among other things, our business, services, business development, strategy, customers or other factors that may affect future earnings or financial results. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the “Factors That May Affect Future Operating Results” and other risks detailed in our Annual Report on Form 10-K for the period ended January 31, 2003, filed with the Securities and Exchange Commission. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: May 22, 2003	By:	/s/ DAVID H. COURTNEY
David H. Courtney Chief Financial Officer and Executive Vice President, Worldwide Operations and Administration (Principal Financial and Accounting Officer)